July 19, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated July 5, 2019 of Wall Street Media Co, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained herein.

Soles, Heyn & Company, LLP
West Palm Beach, FL

400 Executive Center Dr, Suite 203 West Palm Beach, FL 33401
Phone: 561-429-6625		www.solesheyncpa.com